EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc., today announced financial results for the quarter ended March 31, 2021.

Financial Highlights Q3, 2020-21

●	Revenues clocked at PKR 1,241 million compared to PKR 1,159 million in corresponding quarter of last fiscal year

●	Company reported a gross profit of PKR 455 million compared to PKR 359 million in the corresponding period

●	Company reported net loss of PKR 180 million compared to net profit of PKR 201 million last year

Revenues for the quarter ended March 31, 2021 increased to PKR 1,241 million compared with PKR 1,159 million in same quarter of last year. The company reported gross profit of PKR 455 million compared to PKR 359 million in the comparative quarter of last fiscal year. The company posted a net loss of PKR 180 million or a loss of PKR 2.00 per diluted share in comparison of a net profit of PKR 201 million or a profit of PKR 2.24 per diluted share in the same quarter of fiscal 2020. Included in net loss of this quarter is an exchange loss of PKR 290 million due to appreciation of Pak rupee during the quarter compared to an exchange gain of PKR 229 million in the comparative period of last year.